ARTICLES OF INCORPORATION
                                       OF
                             VANDERBILT SQUARE CORP.

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned person, acting as re-incorporator of a corporation under the Florida General Corporation Act, adopts the following Articles of Incorporation for such corporation:

                         ARTICLE I - NAME OF CORPORATION

     The name of the corporation shall be Vanderbilt Square Corp.

                     ARTICLE II - DURATION, PRIOR EXISTENCE

     This corporation shall exist perpetually, commencing again on the date these Articles are filed in the Office of the Secretary of State. this corporation previously existed, having been initially formed on January 16, 1985, pursuant to document number M10116, until its merger into another Florida corporation on October 11, 1988. The merger subsequently was rescinded and Vanderbilt Square Corp. is hereby re-formed to restore its charter as a Florida corporation situated identically as it was prior to the rescinded merger.

                          ARTICLE III - CENTRAL PURPOSE

     The purpose of this corporation is to engage in any activities or lawful business permitted for corporations under both the laws of the United States of America and the State of Florida.

     And, in general, to carry on any other business or activity whatsoever in connection with the foregoing or which is calculated, directly or indirectly, to promote the interest of the corporation or to enhance the value of its properties.

     And, further, to borrow or raise money for any purposes of the Company, and to secure the same interest, or for other purpose, to mortgage all or any part of the property corporeal or incorporeal rights or franchises of this Company now owned or hereinafter acquired, and to create, issue, draw and accept and negotiate bonds and mortgage, bills of exchange, promissory notes or other obligations or negotiable instruments.

                           ARTICLE IV - CAPITAL ST0CKS

(I) The corporation shall have authority to issue a maximum of Fifty Million (50,000,000) shares of common stock each share having a par value of $.0001 per share.

(II) Authorized capital stock may be issued for payment in real or personal property, services, or any other right or thing having a value, in the judgement of the Board of Directors, at least equivalent to the full value of stock to be issued as hereinafter set forth, and when so issued, shall become and be fully paid and non-assessable, the same as though paid for in cash; and the Directors shall be the sold judges of the value of any property, right or thing acquired in exchange for capital stock, and their judgment of such value shall be conclusive and binding upon the stockholders of the corporation.

                     ARTICLE V - REGISTERED OFFICE AND AGENT

     The address of the corporation's registered office is 517 S. W. First Avenue, Fort Lauderdale, Florida 33301 and the name of its initial registered agent is Eugene Michael Kennedy.

                         ARTICLE VI - BOARD OF DIRECTORS

(I) The corporation shall have a minimum of one director, and shall have three directors initially. The number of directors may be increased from time to time by amendment of the Bylaws.

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(II) The  name and  addresses  of the  persons  who are  directors  until  their successor is elected and qualify are:
Norman H. Becker, 3040 E. Commercial Blvd., Ft. Lauderdale, FL 33308
Ronald A. Martini, 3040 E. Commercial Blvd., Ft. Lauderdale, FL 33308
Diane Aquino, 3040 E. Commercial Blvd., Ft. Lauderdale, FL 33308

                           ARTICLE VII - INCORPORATOR

     The name and address of the incorporator of the corporation is:

                          Eugene Michael Kennedy, Esq.
                          Eugene Michael Kennedy, P.A.
                             517 S. W. First Avenue
                         Fort Lauderdale, Florida 33301

                  ARTICLE VIII - LIABILITY AND INDEMNIFICATION

(I) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the Corporation as a director, office, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. However, with respect to any action by or in the right of the Corporation to produce a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Any indemnification hereunder shall be made only an a determination by seventy-five percent (75%) vote of disinterested directors, that indemnification is proper in the particular circumstances because the party to be indemnified has met the applicable standard of conduct. Determination of any action, suit or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the Corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee, or agent met the applicable standard of conduct and on receipt of any undertaking by or on behalf of the director, officer, employee, or agent to repay such amount, unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in the section.

(II) The Corporation shall also indemnify any director, officer, employee or agent who has been successful on the merits or otherwise, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, against all expenses, including attorney's fees, actually and reasonably incurred by his in connection therewith, without the necessity of an independent determination that such director, officer, employee or agent met any appropriate standard of conduct.

(III) The indemnification provided for herein shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors,, and administrators of such person.

(IV) In addition to the indemnification provided for herein, the Corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by a majority of disinterested directors, or duly authorized by a majority of stockholders.
(V) If any expense or other amounts are paid by way of indemnification, otherwise than by court order or action by the stockholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the time of delivery to the stockholders of written notice of the next annual meeting, unless such meeting is held within three (3) months from the date of such payment, deliver by mail to each stockholder of record at the time entitled to vote for the election of directors, a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment, of the litigation or threatened litigation.

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(VI) The  Corporation  shall have power to purchase  and  maintain  insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against his and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have authority to indemnify him against such liability under the provisions of these articles, or under law.

                             ARTICLE IX - AMENDMENT

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation; or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned incorporator has executed the foregoing Articles of Incorporation has executed the foregoing Articles of Incorporation this 21st day of September, 1989.



                                              /s/ Eugene M. Kennedy

                                              EUGENE MICHAEL KENNEDY


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STATE OF FLORIDA:       )
                        )
COUNTY OF FROWARD:      )

     BEFORE ME the undersigned authority, personally appeared, Eugene Michael Kennedy, who is to me well know to be the person described in and who subscribed the above Articles of Incorporation, and he did freely and voluntarily acknowledge before me according to law that he made and subscribed the same for the uses and purposes therein mentioned and set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the State and County last aforesaid, this 2nd day of September, 1989.


                                                         /s/

                                                         Notary Public

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            CERTIFICATE DESIGNATING PLACE OF SERVICE OR DOMICILE FOR
             THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING, AGENT
                         UPON WHOM PROCESS MAY BE SERVED


     In compliance with Section 48.091, Florida Statutes, the following is submitted:

That Vanderbilt Square Corp., desiring to organize again, having been previously organized on January 16, 1985 under document number M 10116 and following its previous rescinded merger into another Florida corporation, under the laws of the State of Florida, as its agent to accept service of process within this State.

ACKNOWLEDGMENT:

     Having been named to accept service of process for the above-named Corporation, at the place designated in this certificate, the undersigned agrees to act in this capacity, and agrees to comply with the provisions of Florida law relative to keeping the designated office open.

                                                   EUGENE MICHAEL KENNEDY, ESQ.
                                                   Registered Agent



   Dated: September 21, 1989                       /s/